Exhibit 10.4

May 28, 2026

Dr. Zachary Roberts

Re: Employment Letter of Agreement (“Agreement”)
Dear Zach:
Allogene Therapeutics, Inc. (“Allogene” or the “Company”) is pleased to offer you continued employment on the following terms and conditions.
1.Title; Reporting; Duties.
(a)Effective as of July 1, 2026 (“Effective Date”), you shall be appointed to the position of President and Chief Executive Officer of Allogene. For clarity, your employment with Allogene shall be continuous, and nothing in this Agreement shall be deemed to constitute a termination of your employment or a new hire or rehire by the Company. Commencing on the Effective Date, you will no longer be Allogene’s Executive Vice President, Research & Development, but you will continue serving as Allogene’s Chief Medical Officer on an interim basis, to serve at the pleasure of the Company’s Board of Directors (the “Board”).
(b)In your new role as President and Chief Executive Officer, you shall report directly to the Board. Subject to the direction of the Board, you shall have such powers and perform such duties as are customarily performed by the President and Chief Executive Officer of similarly situated publicly traded companies in the United States, including specific powers or duties that are reasonably consistent therewith and determined by the Board.
(c)You shall devote substantially all of your business time, attention and energies to the business and affairs of Allogene and shall not during the period of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will materially interfere with the performance of your duties or your availability to perform such duties or that will adversely affect or negatively reflect upon Allogene. Notwithstanding the foregoing, you may continue to provide services to the entities set forth on Exhibit A, attached hereto and made a part hereof, in the capacity set forth thereon. Exhibit A may be amended from time to time by the parties. You may also engage in charitable, civic, educational, professional, investment and passive business activities, and may serve on outside boards of directors or advisory boards, in each case to the extent approved in writing by the Board and provided that such activities do not materially interfere with your duties to Allogene, create an actual or potential conflict of interest, or violate any Company policy.
(d)Your duties will be performed from our Los Angeles office located at 10100 Santa Monica Blvd, 15th Floor, Los Angeles, CA 90067.
(e)Notwithstanding the foregoing, the Company may change your title, position, duties, work location, and other terms of employment from time to time as it deems appropriate, subject to the terms of this Agreement, the Severance Plan and your Participation Agreement, each as defined below. In the event that, following the Effective Date, the Company appoints a new Chief Medical Officer or otherwise determines that you should no longer serve as the Company’s Chief Medical Officer, you agree that such event will not give rise to a right to voluntarily terminate your employment upon a resignation for “Good Reason” under the Severance Plan or any other Company plan or agreement between you and the Company.

2.Compensation.
(a)Base Salary. You shall receive base salary paid at the rate of $680,000 per year, payable in accordance with Allogene’s payroll practices. Your base salary shall be subject to periodic review and adjustment by the Board or the Compensation Committee of the Board.
(b)Bonus. You will be eligible to earn an annual performance bonus at the sole discretion of the Company in an amount equal to a target of sixty percent (60%) of your base salary (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. Following the close of each calendar year, the Board will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and except as otherwise provided in the Company’s Change in Control and Severance Benefit Plan (the “Severance Plan”) and your Participation Agreement thereunder, you must be an active employee on the Annual Bonus payment date to be eligible to earn and receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your Annual Bonus for 2026 shall be prorated (i.e., fifty percent (50%) of your 2026 Annual Bonus shall be based on your target percentage and salary in effect prior to the Effective Date, and fifty percent (50%) shall be based on your new target percentage and salary).
(c)Withholding. Allogene shall withhold all applicable federal, state and local taxes, social security, Medicare and such other amounts as may be required by law from all amounts payable under this Agreement.
(d)Clawback; Recoupment. Any incentive-based compensation, equity-based compensation or other compensation paid or payable to you shall be subject to any applicable clawback, recoupment, forfeiture or similar policy adopted by the Company from time to time, including the Company’s Incentive Compensation Recoupment Policy adopted in November 2023, as may be amended, and any other policy adopted to comply with Section 10D of the Securities Exchange Act of 1934, as amended, applicable Securities and Exchange Commission rules, applicable stock exchange listing standards, or other applicable law. You agree to execute and deliver any documents reasonably requested by the Company to implement or enforce any such policy.
3.Equity Awards.
(a)Equity Awards. On or within thirty (30) days following the Effective Date, or such other date as may be approved by the Board or the Compensation Committee, you shall be granted: (i) a stock option (the “Options”) to purchase 476,190 shares of Allogene’s common stock; and (ii) restricted stock units for 134,530 shares of Allogene’s common stock (the “RSUs”), all at par value $0.001 per share (the Options, and RSUs collectively referred to herein as the “Equity Awards”), pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). Such grants shall be evidenced by an award agreement to be entered into by and between you and the Company. The exercise price of any stock option shall be equal to the fair market value per share of the Company’s Common Stock as of the date that such option is granted.
(b)Vesting and Terms. The Options shall have a 10-year term and shall vest and become exercisable as follows: (i) 25% upon July 1, 2027 (the “Initial Vesting Date”); and thereafter (ii) the remaining unvested Options shall vest in 36 substantially equal monthly installments as of the last calendar day of each month following the Initial Vesting Date. RSUs shall vest 25% annually starting on July 20, 2027, and each subsequent anniversary thereof until fully vested.
(c)Annual Equity Awards. You will be eligible to receive additional equity awards as may be approved from time to time by the Board or the Compensation Committee in its discretion. Nothing in this Agreement guarantees that any additional equity award will be granted.
(d)Change in Control and Termination Treatment. The treatment of your equity awards upon a termination of employment and a Change in Control (as defined in the Severance Plan) shall be governed by the applicable Plan, award agreements, the Severance Plan and your Participation Agreement. For the avoidance of doubt, the severance and change in control benefits applicable to you, including any equity acceleration benefits, shall be determined under the Severance Plan and your Participation Agreement, except to the extent more favorable treatment is expressly provided in an applicable equity award agreement.
4.Severance and Change in Control Benefits.
(a)You will be eligible to continue your participation in the Company’s Severance Plan, as may be amended from time to time, pursuant to a new participation agreement between you and the Company (the “Participation Agreement”), which is attached hereto as Exhibit B and which shall fully supersede your previous Participation Agreement dated January 5, 2023. The Participation Agreement shall be deemed a part of this Agreement for all purposes and supersedes and replaces any prior participation agreement entered in to under the Severance Plan. Your entitlement to any severance payments, benefits, equity acceleration, change in control benefits, COBRA reimbursements, or bonus treatment, and any associated release requirements, restrictive covenant compliance conditions, timing of payment, and related rights and obligations shall be governed by the Severance Plan and your Participation Agreement. In the event of any conflict between this Agreement, on the one hand, and the Severance Plan or your Participation Agreement, on the other hand, the Severance Plan and your Participation Agreement shall control with respect to severance and change in control benefits. Nothing in this Agreement limits the Company’s right to amend, modify or terminate the Severance Plan in accordance with its terms.
5.Expenses.
Allogene will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Allogene upon timely receipt by Allogene of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement and approval policy as may from time to time be adopted by Allogene.
6.Benefits.
(a)As a regular full-time employee, you shall be entitled to participate in the employee benefits made available to similarly situated employees, in accordance with the terms of such benefit plans and programs and Company policies. Information regarding these employee benefits is available upon request and in the official plan documents, summary plan descriptions and applicable summaries. The Company, in its sole discretion, has the right to amend or terminate any benefit plan, program or Company policy at any time and without prior notice.
(b)Vacation. During each year of your employment, you shall be entitled to paid time off in accordance with the Company’s paid time off policy applicable to similarly situated senior executives, as may be amended from time to time. Notwithstanding the foregoing, you shall not be entitled to take more than two (2) consecutive weeks of vacation without the prior written consent of the Board.
(c)Paid Sick Leave. You will be eligible for paid sick leave in accordance with applicable law and the Company’s paid sick leave policy, as may be amended from time to time.
7.Representations and Warranties.
You hereby represent and warrant as follows:
(a)By accepting your new position with the Company, you represent that you have no agreements, relationships, or commitments with any other person or entity that will conflict with your obligations to the Company.
(b)You have the full right, power and legal capacity to enter and deliver this Agreement and to perform your duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the parties, enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this Agreement or perform your duties and other obligations hereunder.
(c)You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your duties, any materials or documents of any former employer or other third party that are not generally available to the public, unless you have obtained written authorization from the former employer or other third party for their possession and use and provided the Company with a copy thereof.
(d)You agree that you will comply with all Company policies, codes of conduct, insider trading policies, securities trading policies, anti-hedging and anti-pledging policies, disclosure policies, compliance policies and other policies applicable to senior executives, as may be adopted or amended from time to time.
8.Confidentiality/Invention Assignment.
Your previously executed Employee Confidential Information and Invention Assignment Agreement with Allogene is attached hereto as Exhibit C, which prohibits unauthorized use or disclosure of Allogene’s proprietary information, among other obligations. That agreement shall remain in effect, shall be deemed part of this Agreement, and you affirm your continued compliance with the terms set forth therein.
9.Employment-at-will and Termination.
Your employment shall be at-will. Accordingly, you may terminate your employment with Allogene at any time and for any reason whatsoever, with or without advance notice, simply by notifying Allogene in writing. Similarly, Allogene may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by an authorized officer of the Company and you.
Upon termination of your employment for any reason, unless otherwise requested by the Board, you shall be deemed to have resigned, effective as of the date of termination, from all positions that you then hold as an officer, employee, director, manager, fiduciary or other service provider of the Company and each of its affiliates, subsidiaries, employee benefit plans and related entities. You agree to execute and deliver any documents reasonably requested by the Company to evidence or effectuate such resignations, provided that your failure or refusal to execute such documents shall not affect the deemed resignation.
10.No Reliance by You on Promise or Representation Not in this Agreement.
(a)This Agreement, including its Exhibits A, B, C, D and E, together with the Severance Plan, any applicable equity award agreements, any indemnification agreement between you and the Company, and the Company’s applicable benefit plans and policies, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and thereof, and supersedes all prior promises, agreements, arrangements and understandings made to you by Allogene or any representative on its behalf, whether oral, written or implied, relating to such subject matter.
(b)In signing this Agreement, you agree that you are not relying on any representation, promise or inducement that has been made by Allogene or any representative on its behalf that is not explicitly stated in this Agreement, the Severance Plan, your Participation Agreement, the Employee Confidential Information and Invention Assignment Agreement, any applicable equity award agreement, any indemnification agreement between you and the Company, or any applicable benefit plan or policy. Allogene is not bound by and will not be liable for any representation, promise or inducement that is not explicitly stated in such documents.
11.Governing Law.
The terms of this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws, except as provided in Section 12.

12.Arbitration.
To the maximum extent permitted by law, any dispute between the parties, including but not limited to those arising out of, or relating to, this Agreement, your employment with the Company, or the termination of your employment, shall be exclusively decided by binding arbitration in accordance with the terms of the Arbitration Agreement, which is attached as Exhibit D and incorporated into this Agreement. The Federal Arbitration Act shall govern the interpretation and enforcement of the Arbitration Agreement.
13.Section 409A.
The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and you shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.
(a)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shalt be made as provided in this Agreement.
(b)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) expiration of the six (6)-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first day of the seventh (7th) month following the date of the your Separation from Service, all delayed payments shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(c)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(d)Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section I .409A-2(b)(2)(iii)), Your right to receive any installment payments under this

Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
14.Indemnification; D&O Insurance.
You previously entered into an Indemnification Agreement with the Company, which is attached hereto as Exhibit E. That agreement shall remain in effect and shall be deemed part of this Agreement. The Company shall maintain directors’ and officers’ liability insurance coverage for your benefit on terms no less favorable than those provided to other similarly situated senior executives and directors of the Company, subject to the terms of such policies as in effect from time to time.
15.Miscellaneous.
(a)This Agreement, and your rights and obligations hereunder, may not be assigned by you. Allogene may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, or in connection with any merger, consolidation, reorganization or similar transaction, provided that the assignee or successor entity that succeeds to Allogene expressly assumes Allogene's obligations hereunder or such obligations are assumed by operation of law.
(b)This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto. The Company's signatory must be an officer or director who is authorized by the Company to enter into such an amendment.
(c)The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(d)This Agreement may be delivered and executed via facsimile, electronic mail, PDF, DocuSign or other electronic signature platform, including any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law, and shall be deemed to have been duly and validly delivered and executed and to be valid and effective for all purposes. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
If you wish to accept the employment terms described above, please sign and date this Agreement, and return it to me.
Sincerely,
ALLOGENE THERAPEUTICS, INC.

By: /s/ Arie Belldegrun
Name: Arie Belldegrun, M.D.
Title: Executive Chairman

Accepted and agreed:
/s/ Zachary Roberts

Zachary Roberts, M.D., Ph.D.
Date: May 28, 2026

Exhibit A
Permitted Outside Activities

None.

Exhibit B
Participation Agreement

Allogene Therapeutics, Inc.
Change in Control and Severance Benefit Plan
(Officers)
Participation Agreement
Name: Zachary Roberts
Section 1.    ELIGIBILITY.
You have been designated as eligible to participate in the Allogene Therapeutics, Inc. Change in Control and Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
Section 2.    SEVERANCE BENEFITS
Subject to the terms of the Plan and Section 3 of this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.
(a)Regular Termination. Upon a Regular Termination, you shall be eligible to receive the following severance benefits.
(1)Cash Severance Benefit. You will be entitled to continue to receive your then-current Base Salary for twenty-four (24) months (such period of months, the “Severance Period”) commencing on the first payroll period following the effective date of your Release.
(2)Payment of Continued Group Health Plan Benefits.
(i)If you timely elect continued group health plan continuation coverage under COBRA the Company shall pay the full amount of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.
(ii)Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to yours election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(b)Change in Control Termination. Upon a Change in Control Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).
(1)Cash Severance Benefit. You will receive the cash severance benefit described in Section 2(a)(1) above, except that:
(i)your Severance Period will be twenty-four (24) months and Base Salary payments will commence on the first payroll period following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing; and
(ii)you will additionally be entitled to a portion of your Target Bonus, if any, established for you by the Board for the year in which your Change in Control Termination occurs, in an amount equal to your annual Target Bonus for such year, if any, multiplied by the quotient of the Severance Period divided by twelve (12), which shall be payable in a lump sum payment within ten (10) business days following the later of (i) the effective date of your Release, or (ii) the effective date of the Closing.
(2)Accelerated Vesting of Stock Awards.
(i)Effective as of the later of the effective date of your Release or the effective date of the Closing, to the extent not previously vested: (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company shall lapse in full, and (iii) the vesting of any other stock awards granted to you by the Company, and any issuance of shares triggered by the vesting of such stock awards, shall be accelerated in full. Notwithstanding the foregoing, this Section 2(b)(2) shall not apply to stock awards issued under or held in any Qualified Plan. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.
(ii)In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, no unvested portion of your stock award shall terminate any earlier than three (3) months following any Involuntary Termination of your employment that occurs prior to a Closing. Notwithstanding anything to the contrary set forth herein, your stock awards shall remain subject to earlier termination in connection with a “Corporate Transaction” as provided in the Equity Plan or substantially equivalent provisions applicable to your stock award.
(iii)Payment of Continued Group Health Plan Benefits. You will receive the payment for continued group health plan benefits described in Section 2(a) (2) above, except that the COBRA Payment Period will be equal to the Severance Period applicable to a Change in Control Termination as set forth in Section 2(b)(l) above.
Section 3.    REQUIREMENTS DURING SEVERANCE PERIOD.
Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is expressly contingent upon your timely execution of an effective Release and your compliance with the terms and conditions of the provisions of the Proprietary Information and Invention Assignment Agreement between you and the Company as may be amended from time to time (the "Pl/AA"). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions in this Section 3.
Section 4.    DEFINITIONS.

(a)"Equity Plan" means the Company's 2018 Equity Incentive Plan or any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.
(b)"Qualified Plan" means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 40l(a) of the Internal Revenue Code.
Section 5.    ACKNOWLEDGEMENTS.
As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a)The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.
(b)This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you or any individually negotiated employment contract or agreement between you and the Company unless such employment contract or agreement provides for benefits that are in substance more favorable to you. This Agreement and the Plan do not supersede, replace or otherwise alter the PIIAA.
(c)You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.
To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below.
Allogene Therapeutics, Inc.

By: /s/ Earl Douglas
Title: General Counsel

/s/ Zachary Roberts                May 28, 2026
Name: Zachary Roberts                Date

Exhibit C
Employee Confidential Information and Invention Assignment Agreement

EMPLOYEE CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Allogene Therapeutics, Inc., its direct and indirect subsidiaries, parents, affiliates, predecessors, successors and assigns (together “Company”), and the compensation and benefits provided to me now and during my employment with Company, I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”), which will be deemed effective as of the first day of my employment with the Company:

1. CONFIDENTIAL INFORMATION PROTECTIONS.

1.1 Recognition of Company's Rights; Nondisclosure. I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company's Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company's Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal State, or local government official, either directly o; indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2 Confidential Information. The term "Confidential Information" shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of
1

Company and other non-public information relating to customers and potential Customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation.

1.3 Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. ASSIGNMENTS OF INVENTIONS.

2.1 Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2 Excluded Inventions and Other Inventions. Attached hereto as Attachment 1 is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and
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agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3 Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Attachment 1 and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors- in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4 Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that is covered under California Labor Code section 2870(a) (the “Specific Inventions Law”), as detailed on Attachment 2.

2.5 Obligation to Keep Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

2.6 Government or Third Party. I agree that, as directed by Company, I will assign to a third
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party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7 Ownership of Work Product.

(a) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b) I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8 Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company's request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9 Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4. DUTY OF LOYALTY DURING EMPLOYMENT. I agree that during the period of my employment by Company I will not, without Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, OR CONTRACTORS. I agree that during the period of my employment and for the one
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(1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company solicit, induce, encourage, or participate in soliciting, inducing or encouraging any employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company, even if I did not initiate the discussion or seek out the contact.

REASONABLENESS OF RESTRICTIONS.

6.1 I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

6.2 In the event that a court or arbitrator finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Company and I agree that the court or arbitrator will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.3 If the court or arbitrator declines to enforce this Agreement in the manner provided in subsection 6.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7. NO DISPARAGEMENT. I agree that, during my employment with the Company and after the termination of my employment for any reason, I will not disparage the Company, its officers, directors, managers, employees, consultants, shareholders, or agents, in any manner likely to be harmful to it or their business, business reputation or personal reputation. Notwithstanding the foregoing, nothing in this Agreement shall prohibit me from making truthful statements or disclosures required by applicable law, regulation or legal process; or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; or requesting or receiving confidential legal advice. Nothing in this Agreement shall limit my right to make truthful statements in the proper performance of my job duties for the Company, discuss my employment, or report possible violations of law or regulation with the SEC, EEOC, DOL, NLRB, OSHA or other federal government agency or similar state or local agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the NLRA, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

8. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my employment by Company does not and will not breach any agreement with any former employer or third party, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement.

9. RETURN OF COMPANY PROPERTY. Subject to the nondisclosure requirements of Section 1.1 above, upon termination of my employment or upon Company’s request at any other time, I will deliver to Company any and all of Company’s property and equipment and any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I
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will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company access to any such personal systems as reasonably requested to search for, copy and/or delete such information, and upon my employment termination I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s Termination Certificate; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

10. LEGAL AND EQUITABLE REMEDIES.

10.1 I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2 In the event Company enforces this Agreement through a court or arbitration order, I agree that the restrictions of Sections 5 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11. NOTICES. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12. NOTIFICATION OF NEW EMPLOYER. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

13. GENERAL PROVISIONS.

13.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

13.2 Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
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13.3 Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, direct and indirect subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4 Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5 Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any time, with or without cause or advance notice.

13.6 Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8 Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant (except Subsection 2.4 and 2.7(a)) or employee if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company.

EMPLOYEE:

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL. I HAVE ALSO COMPLETELY FILLED OUT ATTACHMENT 1.

COMPANY:

ACCEPTED AND AGREED:

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/s/ Zachary Roberts		/s/ Veer Bhavnagri
(Signature)		(Signature)
By:	Zachary Roberts	By:	Veer Bhavnagri
Title:	EVP Research + Development	Title:	General Counsel
Date:	Jan 8, 2023	Date:	January 3, 2022
Address:		Address:	210 E. Grand Avenue, South San Francisco, CA 94080

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ATTACHMENT 1
PRIOR INVENTIONS

TO:	Allogene Therapeutics, Inc.
FROM:	Zachary Roberts, M.D., Ph.D.
DATE:	1/8/2023
SUBJECT:	Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Allogene Therapeutics, Inc. (“Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐	No inventions or improvements
☒	See below:
WO2022130017A3 Processing of Tumor Infiltrating Lymphocytes
WO2022130015A2 Processing at Tumor Infiltrating Lymphocytes

☐ Additional sheets attached.
2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

☐ Additional sheets attached.

A-1

ATTACHMENT 2
LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company's equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(a) Relate at the time of conception or reduction to practice to Company's business, or actual or demonstrably anticipated research or development; or

(b) Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.

Exhibit D
Arbitration Agreement

2

Arbitration Agreement

I recognize that disputes may arise between Allogene Therapeutics, Inc. (the “Company”) and me during or following my employment with the Company, and that those disputes may or may not be related to my employment. To address this possibility and facilitate efficiency and swift resolution, I am voluntarily agreeing to enter into this Arbitration Agreement (“Agreement”) to determine how any such disputes will be resolved. The parties understand and agree that by entering into this Agreement, they anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure.

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I (and no other party) may have against (1) the Company; (2) the Company’s officers, directors, employees or agents in whatever capacity; (3) the Company’s parent, subsidiary and affiliated entities; (4) the Company’s benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates and agents (except claims under an employee benefit or pension plan that specifies a different claims process; and/or (5) all successors and assigns of any of them. The Federal Arbitration Act (9 U.S.C., Sections 1-16) (“FAA”) shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, the arbitration law of the state in which I work or last worked for the Company shall apply.

Arbitrable claims include, but are not limited to: claims for wages/other compensation due and any related claims; claims for breach of any contract or covenant (express or implied); tort claims; claims for retaliation; claims for harassment; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except as noted above); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance. The following claims are not covered by this Agreement: claims for Workers’ Compensation or Unemployment Insurance benefits; claims pending against the Company at the time I sign this Agreement in any forum; and claims that as a matter of law cannot be subject to arbitration.

Both the Company and I hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any claim or dispute covered by this Agreement. Both the Company and I agree that neither of us shall initiate or prosecute any lawsuit in any way related to any claim covered by this Agreement to arbitrate, except that this Agreement does not prohibit the filing of or pursuit of relief through the following: (i) seeking temporary or preliminary injunction relief as is otherwise available by law, (ii) an administrative charge to any federal, state or local equal employment opportunity or fair employment practices agency, (iii) an administrative charge to the National Labor Relations Board, or (iv) any other charge filed with or communication to a federal, state or local government office, official or agency.

The arbitration will be held before a neutral arbitrator under the auspices of JAMS. The arbitration shall take place in the county (or comparable government unit) in which I am or was last employed by the Company, and, except as provided above, no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum. The arbitration shall be held in accordance with its then-current Employment Arbitration Rules & Procedures (and no other JAMS rules), which are currently available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will provide me a written copy of those rules upon my request. The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), and shall be selected pursuant to the JAMS rules.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The Arbitrator shall have the power to award any types of legal or equitable relief that would be available under applicable law, shall have the authority to compel adequate discovery for the resolution of the dispute, and shall render an award and written opinion, which shall include the factual and legal basis for the award. The arbitration decision shall be final and binding upon the parties.

Questions regarding the enforceability, interpretation, scope, applicability or coverage of this Agreement (including whether an issue is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. Pursuant to the FAA, issues of contract formation and enforcement relating to this Agreement shall be governed by and decided under the internal laws of the State of California, without regard to conflict of law rules.

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator. Each party shall pay in the first instance its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a claim which affords the prevailing party attorneys’ fees and/or litigation costs, then the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

To the maximum extent permitted by law, all claims, disputes, or causes of action under this Agreement, whether by me or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, collective, or representative proceeding; provided, however, that this Agreement shall not apply to any representative action under the California Private Attorney General Act (“PAGA”). The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative, collective or class proceeding. If a court adjudicating a case involving the Company and me were to determine that there is an unwaivable right to bring a class action, any such action shall be brought only in court, and not in arbitration.

The Company and I agree that any arbitration, including, without limitation, discovery, documents produced and/or entered into evidence, hearings, legal briefing and the final award, shall be confidential, although the final award may be disclosed as necessary to confirm the award and obtain entry of a final judgment by a court of competent jurisdiction. The Company and I further agree that we will execute written confidentiality agreements in order to ensure arbitration remains confidential.

This Agreement shall survive the termination of my employment and the expiration of any benefit plan. It can only be revoked by a writing signed by both the Company’s General Counsel and me specifically stating the intent to revoke this Agreement.

This is the complete agreement of the parties on the subjects covered, and supersedes any prior or contemporaneous oral or written understandings on the subjects addressed in this Agreement; provided, however, that if this Agreement is held to be unenforceable for any reason, then any prior arbitration agreement between the Company and me shall survive. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement. This Agreement only can be modified in a written agreement signed by the parties.

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the agreement. All other provisions shall remain in full force and effect.

I understand that nothing in this agreement affects the at-will nature of my employment with the Company, and that my employment may be terminated by either party, at any time, with or without cause or advance notice.

I acknowledge that I have carefully read this Agreement, that I understand its terms and that I have entered into the Agreement voluntarily and not in reliance of any promises or representations by the Company other than those contained in the Agreement. I have been given the opportunity to ask questions about the Agreement, propose modifications, negotiate the terms, and discuss this Agreement with my own legal counsel. I understand that by signing this Agreement, I am giving up my right to a jury trial. Further, I understand that I can choose not to enter into this Agreement without penalty, but have decided to voluntarily enter into the Agreement to facilitate resolution of any future disputes.

Date:	Jan 5, 2023		/s/ Zachary Roberts
Employee Signature
Zachary Roberts
Printed Name of Employee

Date:	Jan 28, 2022	COMPANY
		By:	/s/ Veer Bhavnagri
Veer Bhavnagri, General Counsel

Exhibit E
Indemnification Agreement

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this "Agreement") dated as of January 3, 2023, is made by and between ALLOGENE THERAPEUTICS, INC., a Delaware corporation (the "Company"), and ZACHARY ROBERTS MD, PHD ("Indemnitee").
RECITALS
A.The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.
B.The Company's Amended and Restated Bylaws (the "Bylaws") require that the Company indemnify its directors and officers, and empowers the Company to indemnify its employees and other agents, as authorized by the Delaware General Corporation Law, as amended (the "Code"), under which the Company is organized and such Bylaws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.
C.Indemnitee does not regard the protection currently provided by applicable law, the Bylaws, the Company's other governing documents, and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.
D.The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proffered this Agreement to Indemnitee as an additional inducement to serve in such capacity.
E.Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.
AGREEMENT
Now Therefore, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Definitions.
(a)Agent. For purposes of this Agreement, the term ''Agent" of the Company means any person who: (i) is or was a director, officer, employee, agent, or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee, agent, or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise.
(b)Change in Control. For purposes of this Agreement, a "Change in Controf' shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding Voting Securities, (ii) individuals who on the date of this Agreement are members of the Board (the "Incumbent Board'') cease for any reason to constitute at least a majority of the members of the Board (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall be considered as a member of the Incumbent Board), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company's assets.
(c)Expenses. For purposes of this Agreement, the term "Expenses" shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever, including, without limitation, all attorneys', witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature, actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise. The term "Expenses" shall also include reasonable compensation for time spent by Indemnitee for which he or she is not compensated by the Company or any subsidiary or third party: (i) for any period during which Indemnitee is not an Agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which Expenses are incurred, for Indemnitee while an Agent of, employed by, or providing services for compensation to, the Company or any subsidiary.
(d)Independent Counsel. For purposes of this Agreement, the term "Independent Counsef' means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee' s rights under this Agreement. The Company will pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
(e)Liabilities. For purposes of this Agreement, the term "Liabilities" shall be broadly construed and shall include, without limitation, judgments, damages, deficiencies, liabilities, losses, penalties, excise taxes, fines, assessments and amounts paid in settlement, including any interest and any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under this Agreement.
(f)Proceedings. For purposes of this Agreement, the term "proceeding" shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness, or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee's part while acting as an Agent; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses may be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a proceeding, this shall be considered a proceeding under this paragraph.
(g)Subsidiary. For purposes of this Agreement, the term "subsidiary" means any corporation, limited liability company, or other entity, of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as an Agent.
(h)Voting Securities. For purposes of this Agreement, "Voting Securities" shall mean any securities of the Company that vote generally in the election of directors.
2.Agreement to Serve. Indemnitee will serve, or continue to serve, as the case may be, as an Agent, faithfully and to the best of his or her ability, at the will of such entity designated by the Company and at the request of the Company (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves such entity, so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of the governance documents of such entity, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of Indemnitee with the Company or any of its subsidiaries in any capacity.
The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as an Agent, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an Agent.
3.Indemnification.
(a)Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, to the fullest extent of the law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, other than a proceeding by or in the right of the Company to procure a judgment in its favor, for any and all Expenses and Liabilities (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses and Liabilities) incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding had no reasonable cause to believe that Indemnitee's conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Certificate of Incorporation of the Company, the Bylaws, vote of its stockholders or disinterested directors, or applicable law.
(b)Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, fullest extent permitted by applicable law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all Expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3(b) in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court competent jurisdiction to be liable to the Company, unless and only to the extent that the Chancery Court of the State of Delaware or any court in which the proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
4.Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, in circumstances where indemnification is not available under Section 3(a) or 3(b), as the case may be, to the fullest extent permitted by law and to the extent that Indemnitee is a party to (or a participant in) any proceeding and has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, in whole or part, including the dismissal of any action without prejudice, the Company shall indemnify Indemnitee against all Expenses and Liabilities in connection with the investigation, defense or appeal of such proceeding. If Indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify Indemnitee against all Expenses and Liabilities incurred by Indemnitee or on Indemnitee' s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law.
5.Partial Indemnification; Witness Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses and Liabilities incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which lndemnitee is entitled. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee' s acting as an Agent, a witness or otherwise asked to participate in any proceeding to which lndemnitee is not a party, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee or on Indemnitee' s behalf in connection therewith.
6.Advancement of Expenses. To the extent not prohibited by law, the Company shall advance the Expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice) and upon request of the Company, an undertaking to repay the advancement of Expenses if and to the extent that it is ultimately determined by a comi of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. Advances shall be unsecured, interest free and without regard to Indemnitee's ability to repay the Expenses. Advances shall include any and all Expenses incurred by Indemnitee pursuing an action to enforce Indemnitee's right to indemnification under this Agreement or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indernnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance (without interest) if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indernnitee is not entitled to be indemnified by the Company. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 1O(b).
7.Notice and Other Indemnification Procedures.
(a)Notification of Proceeding. Indernnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The written notification to the Company shall include a description of the nature of the proceeding and the facts underlying the proceeding. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.
(b)Request for Indemnification Payments. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification under the terms of this Agreement, and shall request payment thereof by the Company.
(c)Determination of Right to Indemnification Payments. Upon written request by Indemnitee for indemnification pursuant to the Section 7(b) hereof, a determination with respect to Indemnitee's entitlement thereto shall be made in the specific case by one of the following four methods, which shall be at the election of the Board of Directors: (1) by a majority vote of the disinterested directors, even though less than a quorum, (2) by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum, (3) if there are no disinterested directors or if the disinterested directors so direct, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee, or (4) if so directed by the Board of Directors, by the stockholders of the Company; provided, however, that ifthere has been a Change in Control, then such determination shall be made by Independent Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). For purposes hereof, disinterested directors are those members of the board of directors of the Company who are not parties to the action, suit or proceeding in respect of which indemnification is sought by Indemnitee. Indemnification payments requested by Indemnitee under Section 3 hereof shall be made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of Expenses shall be made under the provisions of Section 6 herein.
(d)Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee's right to indemnification or advancement of Expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove that indemnification or advancement of Expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, a committee thereof, Independent Counsel) or stockholders of the Company, that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of Expenses hereunder.
(e)Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all Expenses incurred in connection with any hearing or proceeding under this

Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.
8.Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the Expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee's sole cost and expense. Notwithstanding the foregoing, iflndemnitee's counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and lndemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and Expenses oflndemnitee's counsel to defend such proceeding shall be subject to the indemnification and advancement of Expenses provisions of this Agreement.
9.Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for Agents ("D&O Insurance"), Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such Agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has D&O Insurance in effect or otherwise potentially available, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of lndemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.
10.Exceptions.
(a)Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to: (i) remuneration paid to Indemnitee if it is determined by final judgment or other final adjudication that such remuneration was in violation of law (and, in this respect, both the Company and Indemnitee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication, as indicated in Section 1O(d) below); (ii) a final judgment rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee's conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Exchange Act or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment or other final adjudication that Indemnitee's conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of Indemnitee' s duty of loyalty to the Company or resulting in any personal profit or advantage to which Indemnitee is not legally entitled. For purposes of the foregoing sentence, a final judgment or other adjudication may be reached in either the underlying proceeding or action in connection with which indemnification is sought or a separate proceeding or action to establish rights and liabilities under this Agreement.
(b)Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its Agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification or advancement under this Agreement or under any other agreement, provision in the Bylaws or the Certificate of Incorporation or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or Indemnitee's participation is required by applicable law. However, indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.
(c)Unauthorized Settlements. Any prov1s1on herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company's written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders.
(d)Securities Act Liabilities. Any prov1s10n herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or in any registration statement filed with the SEC under the Securities Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Securities Act to submit the issue of the enforceability oflndemnitee's rights under this Agreement in connection with any liability under the Securities Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.
(e)Prior Payments. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee under this Agreement for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, expect with respect to any excess beyond the amount paid under any insurance policy or indemnity policy.
11.Nonexclusivity and Survival of Rights. The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Company's Certificate of Incorporation, the Bylaws or other agreements, both as to action in Indemnitee's official capacity and Indemnitee's action as an Agent, in any court in which a proceeding is brought, and Indemnitee's rights hereunder shall continue after Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company's Certificate of Incorporation, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.
12.Term. This Agreement shall continue until and terminate upon the later of: (a) five (5) years after the date that Indemnitee shall have ceased to serve as an Agent; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of Expenses hereunder.
No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee's estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.
13.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.
14.Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of Expenses to Indemnitee to the fullest extent now or hereafter permitted by law.
15.Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.
16.Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
17.Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by electronic transmission, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). Ifto the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

18.Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.
19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.
20.Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.
21.Entire Agreement. Subject to Section 11 hereof, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Company's Certificate of Incorporation, the Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.
22.Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by lndemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (i) the relative benefits received by the Company and lndemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (ii) the relative fault of the Company and Indemnitee in connection with such event(s) and/or transaction(s).
23.Consent to Jurisdiction. The Company and lndemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) agree to appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, an agent in the State of Delaware as such party's agent for acceptance oflegal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.
ALLOGENE THERAPEUTICS, INC.

By: /s/ Veer Bhavnagri
Name: Veer Bhavnagri
Title: General Counsel

INDEMNITEE
/s/ Zachary Roberts
Signature of Indemnitee
Zachary J Roberts MD PhD
Print or Type Name of lndemnitee